Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 10, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Manitex International, Inc. on Form 10-K for the years ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Manitex International, Inc. on Form S-3 (Nos. 333-233155) and on Form S-8 (No. 333-232357).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 10, 2020